Partnership Agreement

Party A: Global Music International Inc. (IMNTV)

Party B: Beijing YueHai Communication  Information Technology Ltd.

Both parties agree to entering this partnership in developing the Mobile Music content business in China for IMNTV based on the principals of being equal, mutually beneficial, honest, and in compliance with Chinese laws.

1. Authorization and Transferability

1.1 Based on this agreement, Party A authorize Party 3 as its reseller for marketing agent for Party 8 for applications in the area of Mobile Digital Music services within the territory of' People Republic of China (not including Taiwan, Hong Kong, or Macao). Party B hereby accepts this authorization.Unless explicitly authorized in writing, the terms of this agreement does not transfer to any third party.

2. Party A Responsibilities

2. 1 Party A shall provide Party B with music content products which Part) A owns copyright or are authorized with the proper distribution rights. Party A shall present the necessary written proof of copyright or distribution authorization for the above mentioned content.

2. 2 The music content Party A is to provide to Party B must be compliant with the Chinese law end regulations.

3. Party B Responsibilities

3 .1 Faithfully execute the terms of this agreement, market and promote the music content from Party A through Mobile Music services to China, and fulfill its responsibility with the best of its abilities.

3. 2 Based on the agreement with China Unicom, provides Party A with usage reports upon request.

3. 3 Party B will not distribute Party A’s music content for applications other than the purpose outside of mobile music services without the written authorization of Party A; nor should Party B transfer the distributorship authorization to any third party.

3. 4 Party B will fully utilize its established distribution channels to market, sell, and promote Party A’s music content.

4. Intellectual Property

Party A must guarantee that the music content it provides has the proper copyrights or it has the distribution, rights.

Any party of this agreement should not be liable for intellectual property disputes on the part of the other party,, and be responsible for resolving any such potential disputes on its own without causing liability on the other party.

5. Financials and Account Reconciliation

The parties agree to distribute the income generated from this agreement (excluding fees to the carrier) according to the following ratio: Party A 80%, Party B 20%.

Party A Income = Distributable Income x 80%
Party B Income = Distributable Income x 20%

6. Confidentiality

6. 1 Neither party shall disclose any commercial information or trade secrets (including but limited to the content of cooperation, product information, promotional materials, research reports, etc.) to any unrelated third party without the written consent from the other party.
6. 2 Any unpublished data or information disclosed by a party of this agreement to the other party, shall not be disclosed to any third party without the disclosing party' s written authorization.

6. 3  6.1 and 6.2 do not apply to the following situations:
1. Information already entered the public domain without violating this agreement.
2. Information obtained by both parties with proper authorization and in compliance with the law.
3. Information already obtained through other means before entering into this agreement.
4. Information is obtained independently by the receiving party.
5. Information required to be disclosed by law, for the purposes of monitoring of security trading, other government authorities and administrative agency functions. The party disclosing the information shall use its best effort in protecting the confidentiality of the information and secrets, and not to use the disclose .information for any purposes other than the above.

7. Releases and Termination

7. 1 If Parry B fails to distribute the music content according to the agreement method, application, and territory limits, Party A has rights to unilaterally terminate the agreement if Party B fails to cure this failure within 15 days of written notification by Party A.

7. 2 During the term of this agreement, if there are third parties who dispute the copyrights of these music content which prohibits Party B to fulfill its responsibilities to offer Value Added Services to carriers, Party 3 has rights to terminate the agreement unilaterally if Party A fails to cure such disputes within 15 days after receiving written notification by Party B.

7. 3 If one party fails to fulfill its responsibilities, the other party shall notify the other party with a written document. If the breach is not remedied within 15 days of the notice, the other party has rights to terminate this agreement.

7. 4  If one party is in the process of liquidation, transfer of ownership or bankruptcy the other party has rights to terminate this agreement.

7. 5 The rights or responsibilities resulting from this agreement prior to the termination of this agreement are still valid in case the agreement is terminated ahead of the agreed term. Outstanding account balance and fees owed shall be honored in the same fashion.

8. Dispute Resolution

8. 1 In case of disagreement or disputes, both parties shall negotiate constructively to find resolutions. In case the parties can not reach resolutions, the dispute shall be submitted to the Arbitration Committee of Beijing. The judgment of the arbitration will be final and binding for both parties.

8. 2 The stipulations, execution, and interpretation must be subject to the laws and regulations of People’s Republic of China.

9. Others

9. 1 Any other issues which are not included in the agreement can be included in an amendment to this agreement. The terms of the agreement overrides if there is any inconsistency between the amendment and the agreement.

9. 2 The agreement is effective upon the date when it is signed and stamped by the appointed officers of the parties. The term of this agreement is ONE (1.) year, starling on July 18, 2006, and ends on July 17, 2007. Within 30 days of expiration, the parties will discuss whether to renew the agreement. Without explicit arrangements, the contracts automatically renew for another ONE (1) year.

9. 3 There are FOUR (4) of this agreement, TWO (2) copies for each party, all are legally binding with equal power.

Party A: Global Music International Inc. (IMNTV)
Party A Legal Representative: Christopher Mauritz.EVT and Chief Technology Officer
Address: 30 Grassy Plain Street Suite 7 Bethel, CT 06801

Party B: Beijing YueHai Communications Information Technology Ltd.
Party B Legal Representative: Li Yan Zhi
Address: Suite 1902, Tower 2, Bright China Chang An Building, No. 7 Jiangguomen Nei Avenue, Beijing 100005 China.